Schedule B

This Schedule sets forth information with respect to each purchase and sale of shares of Common Stock which were effectuated by the Reporting Persons within the past sixty (60) days. All transactions were effectuated in the open market through a broker. The price reported in the column Price Per Share ($) is a weighted average price if a price range is indicated in the column Price Range ($). These shares of Common Stock were purchased or sold in multiple transactions at prices between the price ranges below. The Reporting Persons will undertake to provide to the staff of the SEC, upon request, full information regarding the number of shares of Common Stock purchased or sold at each separate price.

Trade Date	Shares Purchased (Sold)	Price Per Share ($)*	Price Range ($)*
9/3/2025	(74,659)	9.2500
9/4/2025	(77,754)	9.3001	9.2500-9.4700
9/9/2025	632	8.5000
9/9/2025	1,566	8.4923	8.4800-8.5000
9/9/2025	1,500	8.5000
9/9/2025	300	8.4983	8.4950-8.5000
9/9/2025	250	8.4800
9/9/2025	566	8.4984	8.4950-8.5000
9/9/2025	342	8.4967	8.4800-8.5000
9/9/2025	500	8.5000
9/9/2025	540	8.4950
9/10/2025	666	8.6465	8.6300-8.6500
9/10/2025	400	8.6450	8.6400-8.6500
9/10/2025	13,107	8.6428	8.6100-8.6500
9/10/2025	1,000	8.6400
9/10/2025	867	8.6355	8.5700-8.6500
9/10/2025	3,550	8.6463	8.6300-8.6500
9/10/2025	12,672	8.6400	8.5800-8.6500
9/10/2025	5,564	8.6410	8.6000-8.6500
9/10/2025	100	8.6300
9/10/2025	5,678	8.6424	8.6100-8.6500
9/10/2025	200	8.6500
9/18/2025	550,000	14.9849	14.9650-15.0000
9/18/2025	300,000	14.9850
9/18/2025	100,000	14.9750
9/18/2025	100,000	14.9850
9/18/2025	406,357	14.9810	14.9550-15.0000
9/18/2025	500,000	14.9679	14.9400-14.9900
9/18/2025	693,643	14.8978	14.8200-15.0000
9/19/2025	900,000	14.9300	14.8900-14.9550
9/22/2025	1,059,800	14.8728	14.8700-14.9000
9/22/2025	40,200	14.8890	14.8850-14.8950
9/22/2025	250,000	14.8880	14.8650-14.9000
9/23/2025	250,000	14.8282	14.8250-14.8300
9/26/2025	250,000	14.7050
9/26/2025	1,250,000	14.7063	14.6950-14.7150
9/29/2025	250,000	14.7058	14.6950-14.7100

*       Excluding commissions.